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                         Consent of Independent Auditors
                         -------------------------------



The Retirement Committee
Armstrong World Industries, Inc.:


We consent to incorporation by reference in Registration Statement No. 33-18996 on Form S-8 of Armstrong World Industries, Inc. of our report dated March 23, 1998, relating to the statements of net assets of the Retirement Savings and Stock Ownership Plan of Armstrong World Industries, Inc. (formerly the Retirement Savings Plan for Salaried Employees of Armstrong World Industries, Inc.) as of September 30, 1997 and 1996 and the related statements of changes in plan equity for each of the years in the three-year period ended September 30, 1997, which report is included herein.

KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
March 23, 1998